Exhibit 99.1

Contact:	Laura Ruiz 804-788-6005 Danielle Paquette 804-788-6045

Albemarle Announces Filing of Shelf Registration Statement and Proposed Public Offering of Common Stock

RICHMOND, Va., October 13, 2004 — Albemarle Corporation (NYSE: ALB) today announced the filing of a universal shelf registration statement with the Securities and Exchange Commission covering $700 million of securities. The shelf registration statement will permit Albemarle to issue from time to time a range of securities, including common stock, preferred stock and senior and subordinated debt.

The registration statement filed today also provides for a proposed offering of common stock in which Albemarle currently expects to seek net proceeds, after payment of underwriting discounts and expenses, of approximately $130 million (approximately $150 million if an over-allotment option expected to be granted to the underwriters is exercised in full). Albemarle intends to use the net proceeds from the offering to retire a corresponding portion of the indebtedness incurred under its 364-day bridge loan to finance its acquisition of the refinery catalysts business of Akzo Nobel N.V., which closed on July 31, 2004.

The registration statement also covers 1.6 million shares of common stock being registered for resale by a member of the family of F.D. Gottwald, Jr. and certain affiliates of the family, some of which may be included in the proposed offering. These 1.6 million shares represent approximately 18% of the aggregate number of shares beneficially owned by Mr. Gottwald and his family. The selling shareholders will determine the number of shares to be included in the offering based on market conditions. Albemarle will not receive any proceeds from the sale of shares by the selling shareholders.

It is expected that Bear, Stearns & Co. Inc., UBS Securities LLC and Banc of America Securities LLC will act as joint book running managers for the proposed offering.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers for the securities will be made only by means of a prospectus forming part of the registration statement. When available, a prospectus relating to these securities can be obtained from Bear, Stearns & Co. Inc. at (631) 254-7135, UBS Securities LLC at (212) 821-3000 or Banc of America Securities LLC at (646) 733-4166.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading producer of specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals (which includes custom manufacturing services for the life sciences market) and serves customers in approximately 100 countries.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 13, 2004.

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